EXHIBIT 5

August 4, 2003

The Colonial BancGroup, Inc.

P. O. Box 1108

Montgomery, AL 36101

Re:	Registration Statement on Form S-4 relating to the issuance of shares of Common Stock of The Colonial BancGroup, Inc., in connection with the acquisition by merger of Sarasota BanCorporation, Inc. (the “Merger”).

Ladies and Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by The Colonial BancGroup, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of shares of its Common Stock, par value of $2.50 per share, in connection with the Merger and in accordance with an Agreement and Plan of Merger, dated as of June 25, 2003 (the “Agreement”), by and between the Company and Sarasota BanCorporation, Inc. We have also acted as counsel for the Company with respect to the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, of the Registration Statement on Form S-4 referred to in the caption above. In this connection we have reviewed such documents and matters of law as we have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, we are of the opinion that:

(i)    The Company is a corporation duly organized and existing under the laws of the State of Delaware;

(ii)    The shares of Common Stock of the Company referred to above, to the extent actually issued pursuant to the Agreement, will, when so issued, be duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock of the Company; and

(iii)    Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. In consenting to the inclusion of our opinion in the Registration Statement, we do not thereby admit that this firm is a person whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended.

Sincerely,

MILLER, HAMILTON, SNIDER & ODOM, L.L.C.

/s/    MILLER, HAMILTON, SNIDER & ODOM, L.L.C.